Exhibit B

ASSISTANT SECRETARY’S CERTIFICATE

I, Paraskevou Charalambous, Assistant Secretary of AXA Enterprise Funds Trust (“Trust”) hereby certify that the following resolutions were adopted at a Meeting of the Board of Trustees of the Trust held on March 6-7, 2007, and that said resolutions remain in full force and effect:

VOTED, that the Investment Company Blanket Bond (“Fidelity Bond”) issued by National Union Fire Insurance Company of Pittsburgh, PA for the Trust, with respect to each Portfolio, and AXA Equitable Life Insurance Company (“AXA Equitable”), AXA Advisors LLC, and AXA Distributors, LLC, be, and it hereby is, approved effective as of April 11, 2007; and further

VOTED, after giving due consideration to all factors deemed relevant by the Board, including, among other things: the value of the aggregate assets of the Trust to which any covered person may have access, the arrangements for custody and safekeeping of such assets and the nature of the securities in the Trust’s Portfolios that the Fidelity Bond, be, and it hereby is, found to be reasonable in form and amount; and further

VOTED, that the premium for the Fidelity Bond to be allocated to the Trust based upon consideration of all relevant factors, including the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the Fidelity Bond and the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to the Trust is less than the premium the Trust would have had to pay if it had provided and maintained a single insured bond, be, and it hereby is, approved; and further

VOTED, that the appropriate officers of the Trust be, and each hereby is, authorized to take such actions as may be required to amend the Fidelity Bond to include in the coverage new Portfolios advised, sub-advised or administered by AXA Equitable or its affiliates, as of the date each is declared effective by the Securities and Exchange Commission; and further

VOTED, that the officers of the Trust be, and each of them hereby is, authorized and directed to take such actions and execute and deliver such documents as such officers may determine, with advice of counsel, as may be necessary to carry out the intent of the foregoing resolutions.

IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Trust this 16th day of April 2007.

/s/ Paraskevou Charalambous
Paraskevou Charalambous